701 Reading Avenue
West Reading, PA 19611
Contact:
David Patti, Communications Director 610-451-9452

CUSTOMERS BANCORP, INC. PROVIDES DIGITAL ASSET BANKING UPDATE

West Reading, PA – (November 16, 2022) Customers Bancorp, Inc. (NYSE: CUBI) the holding company which owns banking subsidiary Customers Bank (the “Bank”) with assets over $20 billion and a leading provider of banking services to technology companies, announced today that the bankruptcy of FTX and its related companies has no material impact on the Bank.

Customers Bank does not have a deposit relationship with FTX or any related companies and has no loans to any customers in the Digital Asset Banking space.

Further, as of November 15, 2022, the Bank’s CBIT related deposit balances were stable at $1.85 billion.
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Institutional Background
Customers Bancorp, Inc. (NYSE:CUBI) is one of the nation’s top-performing banking companies with over $20 billion in assets, making it one of the 100 largest bank holding companies in the US. Through its primary subsidiary, Customers Bank, commercial and consumer clients benefit from a full suite of technology-enabled tailored product experience delivered by best-in-class customer service. A pioneer in Banking-as-a-Service and digital banking products, Customers Bank is one of the only banks that provides a blockchain-based 24/7/365 digital payment solution to its customers. In addition to traditional lines such as C&I lending, commercial real estate lending, and multi-family lending, Customers Bank also provides a number of national corporate banking services for Lender Finance, Fund Finance, Financial Institutions, Technology and Venture, and Healthcare clients. Major accolades include:
•#3 top-performing bank with over $10 billion in assets at year-end 2021 per S&P Global S&P Global Market Intelligence,
•#6 in top-performing banks with assets between $10 billion and 50 billion in 2021 per American Banker, and
•#21 out of the 100 largest publicly traded banks in 2022 per Forbes.
A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender. Learn more: www.customersbank.com.